Exhibit 99.1

Kanbay International Reports Fourth Quarter and Full Year 2004 Results

Results Driven by Strong Year-over-Year Revenue Growth of Over 70 Percent

Rosemont, IL, February 15, 2005 — Kanbay International, Inc. (NASDAQ: KBAY), a global IT services firm focused on the financial services industry, today announced financial results for the fourth quarter and full year ended December 31, 2004.

Full Year and Fourth Quarter 2004 Financial Highlights

•                  Revenue for the full year was $182.6 million, a 70 percent increase over 2003

•                  Revenue from third parties in 2004 increased 72 percent year-over-year

•                  Operating income in 2004 was $31.1 million, a 275 percent increase year over year

•                  Net income for the year was $27.4 million, an increase of 140 percent over 2003

•                  Diluted EPS was $0.83 for the year

•                  Revenue for the fourth quarter was $50.9 million, a 60 percent increase over 2003

•                  Operating margin for the fourth quarter was 17.8 percent, up 9.1 percentage points year-over-year and up 40 basis points sequentially

•                  Net income for the quarter was $8 million, 72 percent over 2003 and a 6 percent increase sequentially

•                  Diluted EPS was $0.21 in the fourth quarter

Commenting on the results, chairman and CEO of Kanbay, Raymond Spencer said, “2004 has been a banner year for Kanbay.  It was a year of strong growth and accomplishment, including our very successful initial public offering in July.  We are pleased by the response we received from the investment community to both our IPO and a secondary offering in December.  We have started to experience benefits of being a public company, including more awareness and enhanced visibility for Kanbay in the marketplace.

“During 2004 we added almost 1,400 associates, grew revenue by over 70 percent, increased our profitability and improved in all our quality metrics.  I view our ability to achieve such dramatic growth while maintaining our commitment to quality as a testament to our associates around the globe, to our business model and to the foundation of quality and process that we have invested in over the past several years.”

Spencer continued, “We are seeing strong demand for our services.  Our business model, which combines deep domain knowledge and strong technical skills with a flexible global delivery model, allows us to effectively compete with, and differentiate ourselves from, our competitors.  Due to our specialized focus on the financial services industry, we have developed extensive domain and technical expertise.  That deep level of knowledge allows us to truly partner with our clients to help them achieve their strategic and business goals.  Our expertise, combined with our efficient global delivery process, enables us to deliver high value solutions to our clients in a high quality and cost effective manner.  We are confident that we have a scalable and value oriented business model that will continue to be successful,” Spencer concluded.

“The financial results and metrics demonstrate what an outstanding year 2004 has been for the company,” said Bill Weissman, Kanbay’s Chief Financial Officer.  “We are very pleased with our revenue growth and our increase in operating income.  Our operating income nearly quadrupled to $31.1 million from $8.3 million last year and operating margins grew from 7.7 percent to 17.0 percent in 2004.  Operating margins increased due to improved gross margins and a reduction of SG&A as a percentage of revenue.  We continue to predict rising operating margins for 2005 as we benefit from further economies of scale.

 “One of our key goals for 2004 was to grow our revenues from third parties.  Third parties include all clients other than HSBC, Morgan Stanley and their respective affiliates.  We are pleased that the investments we made in our sales and marketing organization over the past year and a half have proved successful, as revenues from third parties increased 72 percent in 2004,” Weissman concluded.

Outlook for 2005

•                  2005 revenue is expected to increase by at least 25 percent to at least $228 million, with a target of $52 million in the first quarter.

•                  Third party revenues are expected to grow at least 40 percent over 2004.

•                  Growth in net income is expected to at least keep pace with revenue growth and will be at least $34 million in 2005, despite an increase in our effective tax rate.

“We are looking forward to another successful year,” said Raymond Spencer. “Kanbay has reached an important phase in its development, and we have raised the bar for our associates and set new goals for 2005, which will be a year of execution against our proven business model.  Our top priorities for 2005 will be to grow our third party revenue, improve our operating profit through additional economies of scale, and continue to optimize our related party relationships.  We enter the year with every confidence in our business model and in our ability to perform successfully and deliver superior results,” Spencer concluded.

Conference Call Details

Kanbay management will host a conference call on February 15, 2005  at 8:30 a.m. (ET) to discuss the Company’s results of operations for the fourth quarter and full year 2004. To participate in the call, domestic callers can dial (800) 659-1966 and international callers can dial (617) 614-2711. The passcode for the conference call is 63225579. The conference call will also be webcast and accessible through Kanbay’s website at http://www.kanbay.com . Please access the website at least fifteen minutes prior to the call to register and download any required software. A replay of the conference call will be available for one week, until 5:00 p.m. (ET) on February 22, 2005, by dialing (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The passcode for the replay is 62792186. A webcast replay of the conference call will also be available for two weeks following the call, until 5:00 p.m. (ET) on March 1, 2005, through Kanbay’s website at http://www.kanbay.com .

About Kanbay International, Inc.

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused on the financial services industry. With over 3,700 employees, Kanbay provides its services primarily to banks, credit service providers, insurance companies, and capital markets firms. The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, network and system security, and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore and India.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can make no assurance that any  projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the prospectus we recently filed with the SEC.

Tables Follow

Kanbay International, Inc.

Condensed Consolidated Statement of Income (Unaudited)

(dollars in thousands except per share amounts)

	Three months ended December 31		Twelve months ended December 31
	2004	2003	2004	2003

Net revenues—related parties	$33,069	$22,033	$120,377	$70,942
Net revenues—third parties	17,809	9,696	62,229	36,211

Total revenues	50,878	31,729	182,606	107,153

Cost of revenues	26,813	17,258	96,139	58,675

Gross profit	24,065	14,471	86,467	48,478
Sales and marketing expenses	4,440	3,445	17,501	11,420
General and administrative expenses	8,419	6,914	30,958	24,072
Stock compensation expense	305	328	1,179	1,354

Total selling, general and administrative expenses	13,164	10,687	49,638	36,846
Depreciation and amortization	1,852	1,003	5,712	3,308
Loss (gain) on sale of fixed assets	(2)	5	32	36

Income from operations	9,051	2,776	31,085	8,288
Other income (expense)
Interest expense and other, net	328	(121)	431	(347)
Equity in earnings of affiliate	508	477	2,517	2,046

Total other income/(expense)	836	356	2,948	1,699

Income before income taxes	9,887	3,132	34,033	9,987
Income tax expense	1,850	(1,552)	6,679	(1,452)

Net income	8,037	4,684	27,354	11,439
Dividends on preferred stock	—	(153)	(277)	(608)
Increase in carrying value of stock subject to repurchase	—	5,425	—	3,063

Income available to common stockholders	$8,037	$9,956	$27,077	$13,894

Income per share of common stock
Basic	$0.25	$0.49	$1.02	$0.68
Diluted	$0.21	$0.36	$0.83	$0.50

Weighted average number of common shares outstanding	32,516,556	20,520,948	26,573,373	20,493,852
Weighted average number of common and dilutive shares outstanding	37,751,111	28,309,212	33,087,554	28,964,911

1

Kanbay International, Inc.

Condensed Consolidated Statement of Financial Position (Unaudited)

(In thousands)

	December 31, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$29,126	$17,419
Restricted cash	2,478	—
Short term investments	35,730	—
Trade accounts receivable	24,664	10,469
Other current assets	17,099	5,062
Total Current Assets	109,097	32,950
Property and equipment — net	20,892	11,315
Investment in affiliate	25,094	22,185
Long term investments	24,423	—
Other assets	660	1,909
Total Assets	$180,166	$68,359

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,972	$2,312
Accrued and other current liabilities	33,114	18,539
Total Current Liabilities	37,086	20,851
Total Liabilities	37,086	20,851
Stockholders’ Equity	143,080	47,508
Total Liabilities and Stockholders’ Equity	$180,166	$68,359